AGREEMENT OF LEASE

     FOR AND IN CONSIDERATION of the mutual covenants herein contained, the parties hereto do hereby agree as follows:

          1. Incorporated Terms. The following terms are incorporated by reference into this Agreement:

(a)	DATE OF LEASE:

September 16, 2004

(b)	NAME AND ADDRESS OF LANDLORD:

NORTH JERSEY GREEN 501 LLC a New Jersey limited liability company c/o North Jersey Development Group, Inc. 101 Roundhill Drive Rockaway, New Jersey 07866

(c)	NAME AND ADDRESS OF TENANT:

PARTY CITY CORPORATION 400 Commons Way Rockaway, New Jersey 07866 Attn: General Counsel

(d)	DESCRIPTION OF PREMISES:

That portion of the building known as 25 Green Pond Road, Rockaway, New Jersey, consisting of approximately 106,000 square feet, shown outlined in red on the Floor Plan Rider (the Premises and the Building shall be measured in accordance with Section 4(b) below), together with (i) a total of 400 parking spaces consisting of 250 existing parking spaces (which parking spaces are subject to reconfiguration as part of the site plan approval to be obtained by Landlord as provided herein) and 150 new parking spaces to be constructed on the adjoining lot (the “Adjoining Lot Parking Spaces”), which 400 parking spaces are shown striped on the Plot Plan Rider and are reserved for the exclusive use of Tenant, (ii) the non-exclusive use of the roof for telecommunications equipment, and (iii) the right to locate a back-up generator in a located within the Project reasonably acceptable to Landlord and Tenant as provided herein. The existing 250 parking spaces are located within the area indicate on the attached Plot Plan Rider (the Existing Parking Area”). To the extent that site plan application as approved by Tenant proposes the reconfiguration of the Existing Parking Area resulting in the reduction of the number of spaces within the Existing Parking Area, Tenant agrees to accept such lesser number of parking spaces in the existing parking area. The attached Plot Plan Rider reflects the existing conditions at the Project, and is subject to amendment by the parties to reflect those site improvements to be performed as part of Landlord’s Work and Tenant’s Work and will be finalized for submission as part of the site plan application to be submitted by Landlord as provided herein. Upon finalization of the Plot Plan Rider, the parties shall enter into an amendment of this Lease to replace the attached Plot Plan Rider with the final Plot Plan Rider as agreed upon by the parties.

(e)	TERM OF LEASE:

Commencing on the later of (1) date on which Landlord has received all unappealable zoning, land use and site plan approvals required for (i) the use of the Premises for the Intended Uses and the construction of the Adjoining Lot Parking Spaces and (ii) all exterior signage (including illuminated signage if desired by Tenant) provided Tenant submits to Landlord its proposed plans and specifications for same by September 15, 2004, and (2) the date upon which the Premises are delivered to Tenant in a broom clean condition (the “Commencement Date”) and ending twelve (12) Lease Years after the Rent Start Date, as may be extended by Tenant pursuant to the Extension Options Rider. Items (i) and (ii) are collectively referred to herein as the “Approvals”. If Tenant fails to submit one or more of the proposed plans and specifications on or before September 15, 2004, then the Tenant shall be deemed to have waived the requirement for the item(s) for which the plans and specifications have not been timely submitted.

(f)	PERMITTED USE:

General offices including, without limitation, (1) computer, electronic data processing equipment and business machines, including computer networks and printing and duplicating equipment (2) training facilities; (3) cafeteria or other dining and cooking facilities or vending machines for the purpose of preparing and serving food and beverages for the respective officers, directors, employees and guests of Tenant and its related entities and their respective subtenants, and for the sale of snack foods, beverages, confections, newspapers and other convenience items by vending machines or otherwise for such personnel; (4) meeting rooms, auditoriums, exercise, health, medical and day care facilities, (5) messenger service; (6) a barber shop or shoeshine service; (7) the storage of supplies, furniture, furnishings and equipment, books, records and files and other items incidental to office uses or incidental to cafeteria use; (8) the installation of “private” lavatory or bathroom facilities; (9) the operation of “ATM” machines, vending machines and similar equipment; (10) UPS generator, (11) a showroom, (12) the installation of telecommunications, specialty photography (or “dark”) rooms and other electronic and technological support systems in connection with the foregoing uses and (13) a mock store, and/or for any other use which may be operated consistent with a first-class office project (the “Intended Uses”) and for no other purpose. Landlord acknowledges and agrees that it will not lease or otherwise permit the use of the balance of the Project for any use other than for the Intended Uses or for any other use which may be operated consistent with a first-class office project.

(g)	SECURITY DEPOSIT:

$344,500.00 in form of cash or letter of credit, subject to return upon the second anniversary of this Lease as provided in Section 35 hereof.

(h)	BROKER:

Cushman & Wakefield of New Jersey, Inc.; commission to be paid by Landlord.

(i)	RIDERS TO LEASE:

Rent Rider Extension Options Rider Plot Plan Rider Floor Plan Rider Permitted Exceptions Rider

(j)	PROPORTIONATE SHARE:

Tenant’s Proportionate Share shall be 87.6%, which represents the percentage obtained by dividing the total square foot area of the Premises by the total square foot area of the Building.

          2. Description of Premises. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, the premises described in Section 1(d) (the “Premises”). The Premises is part of a multi-tenant building (the “Building”) located on the land (the “Land”) shown on the Plot Plan Rider (the Land and Building and other improvements thereon, collectively, the “Project”). The Project, other than the Premises, may be altered from time to time by Landlord, without Tenant’s consent, provided that no such alterations or any other change shall be made by Landlord to the Project without Tenant’s prior consent (which consent shall not be unreasonably withheld, delayed or conditioned) if such change would: (a) materially adversely affect access to, the Premises; (b) materially increase Tenant’s cost to operate its business within the Premises; (c) materially reduce Landlord’s obligations under this Lease; (d) materially adversely affect Tenant’s business at or use and occupancy of the Premises; (e) cause relocation of the parking spaces allocated to Tenant by the terms hereof unless reasonably geographically comparable parking is provided; or (f) result in the Project failing to be a first class project.

          3. Term. The term of the Lease (the “Term”) shall commence on the Commencement Date and terminate on the date described in Section 1(e) (the “Expiration Date”), except as hereinafter provided. Landlord represents that the Project is presently zoned industrial. Landlord shall have until January 15, 2005 to obtain the Approvals (the “Approvals Requirement”). Landlord agrees to use diligent efforts, at Landlord’s sole cost, to satisfy the Approvals Requirement. In the event that Landlord shall not have satisfied the Approvals Requirement by January 15, 2005, Landlord and Tenant shall each have the right, at any time thereafter but prior to the satisfaction of the Approvals Requirement upon written notice to the other, to elect to terminate this Lease. The foregoing January 15, 2005 date shall not be subject to extension by reason of the institution of any appeal of any approval by a third party, or force majeure. Notwithstanding the foregoing, if Landlord and Tenant are merely waiting for an appeal period to run, either Landlord or Tenant may extend the January 15, 2005 date to the date which shall be the first business day following the expiration of the appeal period. If Tenant delays Landlord’s prosecution of the Approvals, then the January 15th date shall be extended one day for each such day that Tenant shall have delayed Landlord. Landlord and Tenant shall execute an instrument setting forth the Commencement Date, the Rent Start Date and Expiration Date.

          The first Lease Year shall be the period commencing on the Rent Start Date (as defined in the attached Rent Rider) and ending twelve calendar months thereafter, provided, however, that if the Rent Start Date is not the first day of a month, the first Lease Year shall commence on the Rent Start Date and end twelve calendar months from the last day of the month in which the Rent Start Date occurs. Each succeeding twelve calendar month period thereafter shall be a Lease Year.

          Tenant shall, from and after the date the Landlord delivers possession of the Premises to Tenant and prior to the Rent Start Date, have free access to the Premises to perform the Tenant’s Work, provided that Tenant shall pay all costs of utilities used, ordered or consumed by it with respect to the Premises, and prior to coming in to the Premises, shall furnish Landlord with valid and effective policies of insurance in accordance with the provisions of this Lease. Said installations and the performance thereof shall otherwise comply with the terms hereof, including, without limitation,

Section 25 hereof.

          4. Base Rent. (a) Tenant shall pay to Landlord at the address set forth in Section 1(b), or to such other person or at such other place as Landlord may from time to time designate, without previous demand therefor and without counterclaim, deduction or set-off (except as otherwise provided herein), the rent (“Base Rent”) set forth on the Rent Rider annexed hereto in lawful money of the United States, such Base Rent to be payable in monthly installments in advance on the first day of each month during the term of the Lease. If the Rent Start Date shall be other than the first day of a calendar month, Tenant shall pay Landlord on the particular Rent Start Date the proportionate amount of Base Rent for the balance of such month. The first full monthly installment of Base Rent shall be paid by Tenant on execution of this Lease. In the event that Landlord shall be unable to satisfy the Approvals Requirement and Landlord or Tenant shall terminate this Lease, then Landlord shall return to Tenant the first installment of Base Rent.

          (b) The Base Rent set forth on the Rent Rider and Extension Options Rider has been calculated upon the assumption that the Premises has an aggregate floor area of precisely 106,000 square feet. Prior to the Commencement Date, Landlord shall furnish to Tenant a certification from Benjamin Harten Architect and Design of the aggregate floor area of the Premises and the Building. In the event that the aggregate floor area of the Premises is other than 106,000 square feet, the Base Rent shall be proportionately adjusted. The square foot area of the Premises and the Building shall be measured in accordance with BOMA 1996.

          (c) The Rent Start Date shall be the later to occur of (i) April 1, 2005, or (ii) the date which shall be ninety (90) days following the date the Landlord shall satisfy the Approvals Requirement. If the Tenant delays the Landlord’s prosecution of the Approvals, then the Rent Start Date shall be accelerated by one day for each such day of delay, but in no event shall the Rent Start Date be earlier than April 1, 2005.

          5. Net Lease. It is the intention of Landlord and Tenant that this is a net lease, and that, except as provided herein, the Base Rent shall be net to Landlord and that, except as provided herein, Tenant shall be responsible for and pay all costs for the use, operation, maintenance, care and repair of the Premises and its proportionate share of the same with respect to the Project. All obligations with respect to the Premises and Project payable by Tenant other than the Base Rent are additional rent under this Lease. The term “rent” means the Base Rent and additional rent.

          6. Real Property Taxes. (a) Tenant shall pay to Landlord its Proportionate Share set forth in Section 1(j) of all real property impositions during the Term in accordance with Section 2 of the Rent Rider. As used herein, the term “real property impositions” means the aggregate amount of (i) any tax, assessment or other governmental charge of any kind which at any time during the Term may be assessed, levied, imposed upon or become due and payable with respect to the Building or the Project; (ii) any tax on Landlord’s right to receive or the receipt of rent from the Project or against Landlord’s business of leasing the building or the Project (provided that such tax shall not include any federal, state or local income tax); (iii) any tax or charge for fire protection, normal office refuse collection, streets, sidewalks or road maintenance or other services provided to the Building or the Project by any governmental agency; (iv) any tax replacing or supplementing in whole or in part any tax previously included within the definition of real property impositions under this Lease; and (v) the cost of prosecuting any appeal of the real property impositions, contesting the validity or amount of any real property impositions or in retaining a refund of real property impositions with respect to the Project, including attorneys’ fees, appraisers’ fees, limited to the extent of any savings in such impositions. The real property impositions payable by Tenant shall be prorated for the fraction of the tax fiscal year included in the Term. Tenant shall not be responsible for any increase in real estate taxes arising solely by reason of the sale or refinancing of the Project.

          (b) If an assessment for public improvements is levied against the Project, Landlord shall be deemed to have elected to pay such assessment in the maximum number of installments then permitted by law (whether or not Landlord actually so elects), and Tenant shall pay its Proportionate Share of the installments payable as a result of such election or deemed election during or attributable to the Term, together with any interest due as a result of the installment payments. Any installment for a period during which the Commencement Date or Expiration Date occurs shall be prorated for the fraction of the period included in the Term.

          (c) Real property impositions do not include Landlord’s federal or state income, franchise, inheritance or estate taxes.

          (d) If at any time during the Term hereof, Tenant shall desire to contest or prosecute an appeal for any real estate tax assessment affecting the Project, Tenant shall notify Landlord in writing of its desire to do so, and Landlord shall permit the Tenant to prosecute such appeal, and shall cooperate with Tenant in the filing and prosecution of such appeal. Notwithstanding the foregoing, if Landlord does not believe, in its reasonable judgment, that the tax appeal would be advisable, then Tenant shall not bring a tax appeal during the last two (2) years of the Term or any extension thereof. Any such appeal shall be prosecuted by Tenant without cost and expense to Landlord or the other tenants of the Project, other than reasonable attorneys’ fees, appraisal costs and court costs in the event of a successful appeal.

          7. Insurance. (a) Throughout the Term, Tenant shall pay to Landlord in accordance with Section 2 of the Rent Rider its Proportionate Share set forth in Section 1(j) of the following policies of insurance for the Project maintained by Landlord: (i) insurance covering all risk of physical loss or damage to the Building in the full amount of its replacement value (including agreed amount endorsement), but in no event less than the amount required by any mortgagee of the Project (“Landlord’s Mortgagee”) (such policy shall provide protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils, including demolition and increased cost of construction, water damage, sprinkler leakage, and any other perils which are normally included in the standard “all-risk” property insurance policy); (ii) rental income insurance in an amount equal to one year’s fixed rent of the Project, estimated real property impositions and insurance premiums; (iii) insurance against loss or damage by boiler or machinery or internal explosion or breakdown of boilers, equipment or electrical appurtenances, in an amount reasonably required by Landlord or any Landlord’s Mortgagee; (iv) insurance against breakage of all plate glass; (v) flood hazard insurance in the amount of the full replacement cost of the Building, or if such amount of insurance is not obtainable at commercially reasonably rates, in the maximum amount which is obtainable at such commercially reasonable rates; and (vi) such other insurance as Landlord or any Landlord’s Mortgagee may reasonably require consistent with similar commercial office buildings in the Morris County area. All proceeds payable under any such policy shall be paid to Landlord or Landlord’s Mortgagee, as their respective interests may appear. Tenant acknowledges that Landlord shall not carry insurance on and shall not be responsible for damage to, trade fixtures, equipment, furniture and other personalty and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business.

          (b) Throughout the Term, Tenant shall procure and maintain, at its expense, a policy of commercial public liability insurance, including contractual liability coverage insuring Tenant as insured and Landlord, Landlord’s managing agent, Landlord’s Mortgagee as additional insureds against loss or damage to person or property insured under the standard form of commercial public liability insurance arising out of the use, occupancy or maintenance of the Premises or any act or negligence of Tenant. Tenant’s insurance shall be written on an occurrence basis and shall be primary with respect to the Premises. The minimum initial amount of such insurance required to be carried pursuant to this subparagraph (b) shall be at least $3,000,000 in combined single limit with respect to injury or death in any one accident, and at least $1,000,000 for damage to property. However, the amount of such insurance shall not limit Tenant’s liability hereunder.

          (c) Each of Tenant’s insurance policies shall name as additional insureds Landlord, Landlord’s managing agent, and any Landlord’s Mortgagee of which Landlord has given Tenant no less than thirty (30) days’ written notice, as their respective interests may appear. All insurance policies shall be maintained with insurance companies authorized to transact insurance business in the state in which the Project is located and holding a “General Policyholder’s Rating” of A- or better, as set forth in the most current issue of “Best’s Insurance Guide” and a financial rating of at least IX. Certificates evidencing the insurance that Tenant is required to maintain hereunder shall be deposited with Landlord at least ten (10) days prior to the Commencement Date. Evidence of renewals or replacements of all policies shall be deposited with Landlord not less than ten (10) days prior to the end of the term of each such policy. Such insurance shall not be subject to cancellation, coverage reduction or material modification, except after at least ten (10) days prior written notice to Landlord, Landlord’s agents and Landlord’s Mortgagee, by certified mail, return receipt requested. In addition, upon receipt by Tenant of any notice of cancellation or any other notice from the insurance carrier which may adversely affect the coverage of the insureds under such policy, Tenant shall promptly deliver to Landlord and any other additional insured hereunder a copy of such notice.

          (d) Landlord and Tenant hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property covered by any insurance then required to be maintained by the releasing party, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. Tenant and Landlord shall each obtain for each property insurance policy procured by such regarding the Project or any property located thereon, an appropriate clause therein or endorsement thereto pursuant to which each such insurance company waives its subrogation rights against the other party.

          (e) In the event Tenant’s use and occupancy of the Premises, or Tenant’s manner of use, causes any additional charge or increase in the insurance premiums on the Project in excess of those rates which would normally be imposed for insuring a Building of similar construction, Tenant shall pay the amount of such additional charge or increase in the insurance premiums upon Landlord’s demand therefor.

          (f) Tenant shall have the right to self-insure for the insurance required in subparagraph (b) above, on the following terms and conditions:

               (i) “Self-insure” shall mean that Tenant is itself acting as though it were the insurance company providing the insurance required under the provisions hereof and Tenant shall pay any amounts due in lieu of insurance proceeds which would have been payable if the insurance policies had been carried, which amounts shall be treated as insurance proceeds for all purposes under this Lease.

               (ii) All amounts which Tenant pays or is required to pay and all loss or damages resulting from risks for which Tenant has elected to self-insure shall be subject to the waiver of subrogation provisions hereof and shall not limit Tenant’s indemnification obligations set forth in Paragraph 25 hereof.

               (iii) Tenant’s right to self-insure and to continue to self-insure is conditioned upon and subject to the following:

                    (1) The Tenant’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) in the applicable fiscal year of Tenant shall be at least thirty million dollars ($30,000,000);

                    (2) Tenant shall provide to Landlord by May 1 of each year for which Tenant has elected to self-insure, a statement advising Landlord of Tenant’s intent to continue to self-insure in accordance with the provisions of this Section 7(g), together with financial statements which shall establish and confirm that Tenant has the required EBITDA.

               (iv) In the event Tenant fails to satisfy the requirements of subparagraph (iii), then Tenant shall immediately lose the right to self-insure and shall be required to provide the insurance hereinabove specified.

               (v) In the event Tenant elects to self-insure, all of the provisions relating to insurance required to be maintained by Tenant shall apply as if Tenant had in fact maintained policies of insurance in lieu of such self-insurance, including, but is not limited to, indemnification of Landlord to the extent Landlord would have been indemnified by insurers under insurance policies set forth above and additional insured provisions.

               (vi) Tenant shall provide notice to Landlord of Tenant’s election to self-insure and shall provide to Landlord such evidence as required under this Section 7(g) in order for Tenant to satisfy the conditions for such self-insurance at least ten (10) days prior to the commencement of such self-insurance..

          8. Utilities. Tenant shall pay, directly to the appropriate supplier, the cost of all light, electricity, HVAC, elevator, cleaning services, power, natural gas, fuel, oil, sewer service, sprinkler stand-by service, water, telephone, refuse disposal and other utilities and services supplied to the Premises. Landlord agrees that Tenant’s electric usage for the Premises (including HVAC) shall be separately metered. Tenant may obtain such service directly from the existing utility or any other utility that may be selected by Tenant in its sole discretion during the Term hereof. If any utilities or services other than electricity are jointly metered with other property, Landlord shall make a reasonable determination of Tenant’s share of the cost of such utilities and Tenant shall pay such share to Landlord in accordance with Section 2 of the Rent Rider. Landlord shall not be responsible or liable to Tenant in the event of any interruption, failure or inadequacy of any utility service supplied to the Premises. Such interruption, failure or inadequacy shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any compensation or to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease. Notwithstanding the foregoing, if such interruption or failure of utility service arises out of the negligent acts or willful misconduct of Landlord, and if such interruption or failure of utility service is not cured by Landlord within ten (10) days, and if Tenant is unable to open for business by reason of such interruption or failure of utility service, then Tenant’s rent shall abate from the eleventh day following such interruption or failure until the date such utility service shall be restored.

          9. Use of Premises. (a) The Premises may only be used for the use set forth in Section 1(f). No part of the Premises may be used for warehousing or storage of any hazardous materials or so-called “red-labeled” materials or substances, other than deminimus quantities of hazardous materials that are commonly used in standard office operations and maintained by Tenant in compliance with applicable laws.

          (b) Notwithstanding the foregoing, Tenant shall not use or permit the Premises to be used for (i) any unlawful purpose; (ii) in violation of any certificate of occupancy covering the Premises ; (iii) any use which constitutes a public or private nuisance or make voidable any insurance in force relating to the Premises; or (iv) any purpose which creates or produces noxious odors, smoke, fumes, emissions, noise or vibrations. Tenant, at Tenant’s expense, shall at all times keep the Premises orderly, neat, safe, clean and free from rubbish and dirt, and vermin, and shall store all trash, garbage and solid waste within the Premises.

          (c) Tenant shall not cause or permit any overloading of the floors of the Building. Tenant shall not install any equipment or other items upon or through the roof, or cause openings to be made in the roof, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The installation of Tenant’s improvements and equipment shall be done in such manner and at such times reasonably designated by Landlord.

          (d) No storage of any goods, equipment or materials shall be permitted outside the Building.

          (e) Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

          10. Landlord’s Work. Except for delivering the Premises to Tenant in broom clean condition and Landlord’s obligation to provide separate metering for electric service, and subject to Landlord’s obligation to construct the Adjacent Parking Spaces and Landlord’s environmental obligations hereunder, and Tenant shall accept the Premises in its condition as of the date hereof.

          11. Maintenance and Repairs. (a) Except as set forth in Sections 11(b) and (c) below, Tenant shall keep and maintain the Premises (including all non-structural, interior, exterior, systems and equipment) in good order, condition and repair during the Term. Tenant shall promptly replace any portion of the Premises or any systems or equipment thereof which cannot be fully repaired. All repairs and replacements shall be performed in a good and workmanlike manner to the reasonable satisfaction of Landlord. All of Tenant’s obligations to maintain and repair the Premises shall be accomplished at Tenant’s sole expense.

          (b) Landlord shall keep and maintain the structural portions of the Building in good order, condition and repair and keep the roof free of leaks, at Landlord’s sole cost and expense. Structural portions of the Building shall include the Building’s footings, foundations, interior structural steel columns, roof deck, roof joists, and other structural members supporting the roof; floor slabs; load-bearing walls; and other load-bearing elements of the Building. Notwithstanding the foregoing, however, any damage, loss or injury to the Premises to the extent caused by Tenant’s negligence or intentional acts and not otherwise covered by Landlord’s insurance shall be restored at the sole cost and expense of Tenant, and any loss or injury to the Premises to the extent caused by Landlord’s negligence or intentional acts shall be restored at the sole cost and expense of Landlord. Tenant shall receive the benefit of any assignable warranties or guarantees (if any) obtained by Landlord from Landlord’s contractors.

          (c) Landlord shall maintain and repair the parking areas (filling pot holes and striping), driveways, parking lot lighting, storm drainage facilities and landscaped areas of the Project. Landlord shall also arrange for the removal of accumulations of snow and ice from the parking areas and driveways. Tenant shall, upon demand, pay Landlord its Proportionate Share of Landlord’s reasonable cost therefore; provided, however, that Landlord shall be responsible for , at Landlord’s sole cost and expense, correcting any construction defects to the parking areas, driveways, parking lot lighting, and storm drainage facilities of the Project. In the event Landlord elects to perform any capital improvement to the parking areas, driveways, parking lot lighting, and storm drainage facilities of the Project, Tenant shall not be responsible for the cost of any other capital expenditure made by Landlord, to the parking areas, driveways, parking lot lighting, and storm drainage facilities of the Project, unless authorized in writing by Tenant, in which event the cost thereof shall be amortized over the useful life of such improvement (which useful life shall be as determined under the Internal Revenue Code), and Tenant shall be responsible for Tenant’s Proportionate Share of the amortized cost thereof allocable to the remaining Term. Tenant acknowledges that Landlord is not obligated hereunder to make any such improvements (other than the construction of the Adjacent Parking Spaces to be performed by Landlord in accordance with the provisions of this Lease at Landlord’s sole cost and expense).

          (d) Tenant, at Tenant’s sole cost and expense, shall procure and maintain a service contract for the inspection, service, maintenance and repair of all heating, ventilating and air conditioning equipment serving the Premises (the inspection pursuant to such contract shall be made at least annually). The identity of the contractor and the contract shall be subject to Landlord’s reasonable approval. Copies of reports of inspections made hereunder shall be promptly supplied to Landlord.

          12. Alterations and Improvements. (a) Except as provided in this Section 12, Tenant shall not make any alterations, additions or improvements to the Premises (the “Alterations”) without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord’s consent shall not be required for interior non-structural Alterations which (i) are not visible from the outside of the Building, (ii) consent is not required under the terms of any mortgage on the Project, and (iii) does not violate the provisions of the certificate of occupancy for the Building or the Premises or adversely affect in any material respect any structural parts of the Building, HVAC or other Building systems or the strength of the Building. In no event shall Alterations reduce the size or cubic content of the Building or reduce the value of the Premises. Tenant shall submit to Landlord plans and specifications in reasonable detail for Alterations requiring Landlord’s consent, which shall be reviewed by Landlord without charge. Landlord shall grant or deny its consent to any proposed Alteration within ten (10) business days of receipt of Tenant’s written request accompanied by plans and specifications describing the proposed Alteration. In the event Landlord fails to consent or deny its consent within ten (10) business days after submission by Tenant to Landlord, Tenant shall have the right to thereafter deliver notice to Landlord advising Landlord of its failure to consent or deny its consent to the proposed Alterations within the ten (10) business day period as specified above, which notice shall expressly state in bold type as follows: “IN THE EVENT LANDLORD FAILS TO CONSENT OR DENY ITS CONSENT TO THE REQUESTED ALTERATIONS WITHIN FIVE (5) BUSINESS DAYS FROM THE DATE OF THIS NOTICE, LANDLORD’S CONSENT SHALL BE DEEMED GRANTED”. In the event that in the event Landlord fails to consent or deny its consent within five (5) business days from the date of such notice, Landlord’s consent shall be deemed granted. Any denial of Landlord’s consent shall set forth the specific reasons for Landlord’s objection thereto. Tenant shall also provide to Landlord for its reasonable approval the identity of the contractor and architect Tenant proposes to employ to construct the Alterations. All Alterations shall be accomplished in accordance with the following conditions:

          (1) Tenant shall procure all governmental permits and authorizations for the Alterations, and obtain and provide to Landlord an official certificate of occupancy and/or compliance upon completion of the Alterations, if appropriate. At Tenant’s request, Landlord shall, at Tenant’s cost, join with Tenant in applying for all necessary permits to be obtained from governmental authorities for any Alterations to be performed by Tenant in or to the Premises and Landlord shall, at Tenant’s cost, subject to Landlord’s review and approval of same, execute any consents and applications as such governmental authorities may require.

          (2) Tenant shall arrange for extension of the general liability insurance provided for in Section 7(b) to apply to the construction of the Alterations. Further, Tenant shall procure and maintain Builders Risk Casualty Insurance in the amount of the full replacement cost of the Alterations and statutory Workers Compensation Insurance covering persons employed in connection with the work. All such insurance shall conform to the requirements of Section 7(c). Evidence of such coverage, and payment of all premiums therefor, reasonably satisfactory to Landlord shall be delivered to Landlord prior to commencing such Alterations.

          (3) Tenant shall construct the Alterations in a good and workmanlike manner utilizing materials of first class quality in accordance with the plans and specifications approved by Landlord, if any, in compliance with all laws and governmental regulations and no such materials shall be subject to any lien, encumbrance, chattel mortgage, title retention or security agreement.

          (b) Upon completion of the Alterations, Tenant shall, to the extent available, provide Landlord with “as built” CAD plans of the Alterations.

          (c) Alterations shall be the property of Tenant until the termination of the Lease, provided that any Alterations (other than trade fixtures, movable equipment or furniture owned by Tenant] shall become the property of Landlord and shall remain on the Premises upon termination of the Lease, provided that Tenant shall remove any and all Alterations installed in the Premises which are items not ordinarily found in first class office premises (including items such as bank vaults and vertical penetrations, but expressly excluding partitions, mezzanines [including any stairways or elevators for accessing such mezzanines], skylights, finishes, slab reinforcements, kitchen (and related exhaust), wiring, supplemental HVAC and conduit communications systems and rooftop telecommunication equipment) (“Non-Standard Office Alterations”). Notwithstanding the foregoing, if Tenant has requested, at the time of Tenant’s request for Landlord’s consent to such Alterations that Landlord advise Tenant whether any proposed Non-Standard Alterations will be required to be removed upon the expiration or earlier termination of this Lease, and Landlord does not notify Tenant at the time of Landlord’s consent thereto that Landlord will require Tenant to remove such Non-Standard Office Alterations, Tenant shall have no obligation to remove such Non-Standard Office Alterations.

          13. Covenant Against Liens. Tenant shall not have any right to subject Landlord’s interest in the Project to any construction lien or any other lien whatsoever. If any construction lien or other lien, charge or order for payment of money shall be filed as a result of the act or omission of Tenant, Tenant shall cause such lien, charge or order to be discharged or appropriately bonded so as to be discharged within thirty (30) days after notice from Landlord thereof, and Tenant shall indemnify and save Landlord harmless from all liabilities and costs resulting therefrom. If Tenant fails to discharge same within said thirty (30) days, in addition to Landlord’s other remedies, Landlord may, but shall not be obligated to discharge same and Tenant shall pay all expenses incurred by Landlord in connection therewith within thirty (30) days of demand as additional rent.

          14. Signs. Subject to receipt of all requisite governmental approvals, Tenant may place its name and logo on a sign on the Building exterior face, on a monument sign at the exterior of the Project, and on a sign at the main entrance to the Building. All exterior signage may, at Tenant’s option, be illuminated. In no event shall any sign be installed on the roof or above the parapet height of the Building. Tenant shall remove its signs upon termination of this Lease and restore the Project to its condition prior to installation of the signs, reasonable wear and tear and casualty excluded.

          15. Compliance With Law. Tenant, at Tenant’s sole cost and expense, shall conform to and comply with all laws, orders and regulations of any governmental authority or the commercially reasonable requirements of Landlord’s or Tenant’s insurers, now or hereafter applicable to the Premises or Tenant’s use or occupancy of the Premises and notify Landlord of any notice of violation received by Tenant. Tenant, at Tenant’s sole cost and expense, shall obtain all permits (other than the Approvals), including a certificate of occupancy, necessary for Tenant’s occupancy and use of the Premises.

          16. Environmental Law Compliance. (a) Tenant shall, at Tenant’s sole cost and expense, subject to the limitations set forth below, comply with all environmental laws, now or hereafter applicable to Tenant’s use or occupancy of the Premises.

          (b) Tenant shall indemnify, defend and hold harmless Landlord from all fines, suits, procedures, claims and actions of any kind arising out of or in any way connected with any spills or discharges of hazardous substances or wastes within the Premises, or outside the Premises if caused by Tenant or its agents, employees, licensees or invitees.

          (c) Tenant covenants and agrees that it shall not bring onto or cause to be brought onto the Premises any Hazardous Materials in violation of any federal, state or local law, ordinance or regulation, other than deminimus quantities of Hazardous Materials commonly used in office uses.

          (d) The term “Hazardous Materials” as used in this Lease includes without limitation (i) any hazardous or toxic substance, solid waste, hazardous waste, hazardous material, pollutants, flammable explosives, radioactive material or any other material defined in or regulated under any local, state or federal environmental statute, ordinance, rule or regulation (including without limitation, the federal statutes commonly known as the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act or any regulations promulgated under any of the foregoing Acts, (ii) any substance that contains gasoline, diesel fuel or other petroleum hydrocarbons or derivatives, (iii) polychlorinated biphenyls, (iv) paint containing lead, (v) urea formaldehyde foam insulation and (vi) any other substance which contaminates soil or ground water and causes degradation of the soil or water to the extent that remediation or other actions are needed to restore the soil and water to their natural states.

          (e) Notwithstanding anything to the contrary set forth in this Lease, in the event that, during the term of this Lease, any Hazardous Materials are discovered in or under the Premises or the Project, including, but not limited to, asbestos, and such Hazardous Materials were present prior to the date that Landlord delivered possession of the Premises to Tenant, or in the event Landlord, its agents, employees, contractors , licensees and invitees, shall bring onto or cause to be brought onto the Premises or the Project any Hazardous Materials in violation of any federal, state or local laws, Landlord shall undertake remediation or other action to remove the Hazardous Materials from the Premises and the Project at Landlord’s expense and to the extent that such remediation or other action renders the Premises partially or wholly untenantable, Base Rent and additional rent shall abate based upon the portion of the Premises rendered untenantable until such time as the Premises are rendered tenantable. Any remediation by Landlord shall be performed in compliance with all applicable Laws governing handling, removal, or disposal of such Hazardous Material and so as to minimize any interference with Tenant’s business operations. If the presence of Hazardous Substances at the Premises renders the Premises untenantable, and if within nine (9) months after receipt of Tenant’s notice Landlord has not rendered the Premises tenantable, Tenant shall have the option upon written notice to Landlord, as Tenant’s sole remedy, to terminate this Lease. Landlord may vitiate any such notice by making the Premises tenantable within thirty (30) days following Landlord’s receipt of Tenant’s notice of termination.

          (f) Landlord’s and Tenant’s obligations under this Section shall survive the expiration of this Lease.

     17. Landlord’s Access. Landlord and its representatives may enter the Premises at all reasonable times (or at any time in the event of emergency) for the purpose of inspecting the Premises, or making any repairs, replacements or improvements or to show the Premises to prospective purchasers, investors, encumbrancers, tenants or other parties, or for any other purpose Landlord deems necessary. In the event Landlord so enters the Premises, it shall:

(a) except in the case of emergency, give Tenant reasonable advance notice of such entry, and permit Tenant at all times to have a representative present during any entry by Landlord hereunder;

(b) so effect such repairs and installations and store such equipment and materials as to minimize, so far as practicable, interference with Tenant’s normal business operation; and

(c) with reasonable promptness, restore the portion of the Premises adversely affected by such repairs or installations.

          18. Assignment and Subletting. (a) Tenant may assign this Lease or sublet the Premises, without Landlord’s consent, to any corporation or other entity which controls, is controlled by or is under common control with Tenant, or to any corporation or other entity resulting from the merger of or consolidation with Tenant, (an “Affiliate”), provided such Affiliate shall assume in writing all of Tenant’s obligations under this Lease, and further provided any merger or consolidation is not primarily for the purpose of avoiding or materially limiting the liability of Tenant for its obligations under the Lease.

          (b) If Tenant desires to assign this Lease or sublet all or any portion of the Premises, other than to an Affiliate, Tenant shall submit to Landlord a written request for Landlord’s approval thereof, setting forth the name, principal business address, and nature of business of the proposed assignee or sublessee; the financial, banking and other credit information relating to the proposed assignee or sublessee; and the details of the proposed assignment or subletting, including a copy of the proposed assignment or sublease instrument and plans for any Alterations required for the proposed assignee or sublessee. Tenant shall also furnish any other information reasonably requested by Landlord. Landlord approval of any such assignment or subletting shall not be unreasonably withheld, conditioned or delayed. Landlord’s acceptance of rent from a proposed assignee or sublessee shall not be construed to constitute its consent to an attempted assignment or subletting. Tenant shall promptly deliver to Landlord an assumption by any such assignee and copies of all lease assignments and subleases.

          (c) No assignment or subletting hereunder, whether or not with Landlord’s consent, shall release Tenant from any obligations under this Lease, and Tenant shall continue to be primarily liable hereunder. If Tenant’s assignee or sublessee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing its remedies against the assignee or sublessee. Consent to one assignment or subletting shall not be deemed a consent to any subsequent assignment or subletting. Landlord may consent to subsequent assignments or modifications of this Lease or sublettings without notice to Tenant and Tenant shall not be relieved of liability under this Lease.

          (d) Landlord agrees that, within thirty (30) days following the written request of Tenant and provided that no default by Tenant exists, Landlord shall enter into a non-disturbance, recognition, and attornment agreement (“Nondisturbance Agreement”) with a Qualifying Subtenant, as hereinafter defined, pursuant to which Landlord shall agree that if this Lease is terminated prior to the scheduled Expiration Date as a result of a default by Tenant hereunder (unless caused by a default by the Qualifying Subtenant), Landlord shall not disturb the Qualifying Subtenant’s possession under the Qualified Sublease, as hereinafter defined, and shall otherwise recognize the Qualifying Subtenant’s right to continued possession of the portion of the Premises subleased to such Qualifying Subtenant, subject to the terms and conditions set forth herein. The Nondisturbance Agreement shall contain the following conditions:

          (i) Notwithstanding anything to the contrary in the Qualifying Sublease, in the event of a termination of this Lease, the Qualifying Subtenant shall pay to Landlord a per square foot Base Rent that shall be the greater of: (x) the per square foot Base Rent otherwise payable by Tenant under this Lease at the time of the Lease termination, or (y) the per square foot Base Rent otherwise payable by the Qualifying Subtenant under the Qualifying Sublease at the time of the Lease termination. The Qualifying Subtenant shall attorn to Landlord, as its lessor, and such attornment shall be effective and self-operative without the execution of any further instruments on the part of either party;

          (ii) Notwithstanding anything to the contrary in the Qualifying Sublease, in the event of a termination of this Lease, the Qualifying Subtenant will perform and abide by the same obligations under this Lease as Tenant with respect to the subleased premises under the Qualifying Sublease, including, but not limited to, the obligation to pay Base Rent and Additional Rent, provided however that Subtenant will have no right to exercise any of the renewal options under the Extension Options Rider, the right of first offer option under Section 39, the purchase option under Section 40, or any other similar options that may be included in this Lease;

          (iii) Notwithstanding anything to the contrary in the Qualifying Sublease, in the event of a termination of this Lease, Landlord’s obligations or liability as sub-landlord under the Qualifying Sublease will not be greater than Landlord’s obligations or liability under this Lease. In addition, Landlord shall not be: (i) liable for any previous act or omission by Tenant under any such sublease; (ii) subject to any offset of rent or defenses that shall thereunto have accrued to any such sublessee against Tenant; (iii) bound by any previous prepayment of rent made by any such Qualified Subtenant to Tenant, unless such prepayment was actually received by Landlord; (iv) liable to Qualified Subtenant for any security deposit made by any such Qualified Subtenant to Tenant, unless such security deposit was actually received by Landlord; (v) be liable for any representations or warranties given or made by Tenant to Qualified Subtenant; and (vi) Landlord’s liability under such Qualified Sublease shall be limited as set forth in Section 30 of this Lease and as otherwise set forth in this Lease.

          (iv) Notwithstanding anything to the contrary in the Qualifying Sublease, in the event of a termination of this Lease, Landlord will have the right, at its option, to require that the Qualifying Subtenant enter into a new lease directly with Landlord for the subleased premises for the remainder of the Term hereof consistent with the rights and obligations of Landlord and Subtenant under the provisions of this Section 18 (d), in which event the Qualifying Sublease will become null and void. In the event Landlord and Qualifying Subtenant enter into a direct lease pursuant to this subparagraph, Landlord will not be liable for any commission due to a broker with whom Tenant or the Qualifying Subtenant has dealt, and Subtenant shall indemnify, defend, and hold harmless Landlord and the Additional Insureds from and against all threatened or asserted claims, liabilities, costs or damages (including, without limitation, reasonable attorney’s fees and disbursements) which may be asserted against or incurred by Landlord as a result of any claim of any broker in connection therewith.

For the purposes of this Paragraph, the following definitions shall apply:

(1) A “Qualifying Subtenant” shall mean a subtenant, as of the date of the execution of the Nondisturbance Agreement and as of the Lease termination:

(A) that complies with all requirements of this Section 18(d);

(B) is not an affiliate of Tenant;

(C) is an “investment grade” credit (i.e., BBB or higher as rated by Standard and Poors), or if such subtenant is not otherwise rated, has at such time a “shadow rating” (as determined using the same criteria utilized by Standard and Poors, Moodys or in the event neither entity remains in existence, such other rating agency generally recognized by the investment banking industry reasonably acceptable to Landlord) that is an “investment grade” credit;

(D) is not in default of any of its obligations under a Qualifying Sublease.

(2) A “Qualifying Sublease” shall mean a sublease with a Qualifying Subtenant:

(A) that complies with all requirements of this Section 18(d); and

(B) under which the subleased premises consists of at least 50,000 rentable square feet and with entrances separate from the balance of the Demised Premises, is separately demised with walls and submetered from the balance of the Premises;

(C) The remainder of the Premises that are not sublet constitute a commercially reasonable leasable space as approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

     19. Casualty. If the Project (excluding Tenant’s trade fixtures, equipment, furniture and personal property) is damaged by fire or other casualty, and (i) the insurance proceeds received by Landlord on account of such damage, together with any deductibles maintained by Landlord, are sufficient to pay for the necessary repairs, (ii) Landlord’s Mortgagee permits Landlord to utilize the insurance proceeds to repair such damage (provided that if the existing Mortgagee does not permit Landlord to utilize the insurance proceeds Landlord is unable, despite diligent efforts, to obtain replacement financing for the reconstruction or repair), and (iii) the Project can be fully repaired within nine (9) months after such casualty occurred, this Lease shall remain in effect and Landlord shall repair the damage as soon as reasonably possible. If any of the foregoing conditions requiring Landlord to repair the Project is not met, either Landlord or Tenant may elect either to (i) terminate this Lease; or (ii) repair the damage as soon a reasonably possible, in which event this Lease shall remain in full force and effect (but Tenant shall then have the right to terminate this Lease if the Premises cannot be fully repaired within nine (9) months after such casualty occurred). Landlord shall, within thirty (30) days of such casualty provide Tenant with a written notice (the “Landlord’s Notice”) setting forth either (i) Landlord’s election to terminate the Lease as permitted under this Section 19, or (ii) Landlord’s estimate for reconstruction of the Premises or portions of the Building as hereinafter provided in accordance with this Section 19. If Landlord’s Notice indicates that such reconstruction of the Project shall exceed nine (9) months and Landlord does not elect to terminate this Lease as provided in Landlord’s Notice, Tenant shall have the right, to be exercised within thirty (30) days after receipt of Landlord’s Notice, to elect, by notice to Landlord, to cancel this Lease, (hereinafter called “Tenant’s Notice”). In the event this Lease is not terminated by either Landlord or Tenant as hereinabove permitted, Landlord shall commence and proceed with reasonable diligence to restore the portion of the Building so damaged. If Landlord indicates in its notice that the Project can be restored within nine (9) months and the Project is not restored within nine (9) months after the date of such casualty, or if Landlord in Landlord’s Notice indicates that it will take a period longer than nine (9) months to restore said the Project, and Tenant shall not have elected to terminate this Lease and said portions are not restored within such longer period, then this Lease and the Term hereof may at the election of Tenant be terminated by notice in writing from Tenant to Landlord at any time after expiration of the nine (9) month restoration period or such longer period, if applicable, which notice shall be effective thirty (30) days after the giving of such notice if the Premises have not been restored by that date. In the event this Lease shall remain in full force and effect following a casualty, Base Rent and additional rent shall abate based upon the portion of the Premises rendered untenantable until such time as the Premises are rendered tenantable. Tenant waives the protection of any law which grants a tenant the right to terminate a lease in the event of the destruction of a leased property, and agrees that the provisions of this paragraph shall govern in the event of any destruction of the Building. Landlord shall not be required to repair any of Tenant’s trade fixtures, equipment, furniture or personal property. Tenant shall promptly notify Landlord of any fire or other casualty to the Premises.

          20. Condemnation. If all of the land, the Building and/or the Premises is taken and/or more than twenty-five (25%) percent of the Land and/or Building shall be taken under the power of eminent domain or sold under the threat thereof (“Condemnation”) and Tenant’s use of the Premises is materially adversely affected in the reasonable opinion of Tenant exercised in good faith, this Lease shall terminate on the date on which title to the Premises or portion thereof shall vest in the condemning authority. If this Lease shall remain in effect as to the portion of the Premises not taken, Landlord shall restore that part of the Premises not taken as nearly as reasonably practicable to a self-contained rental unit, including any Tenant’s Alterations for which Landlord is entitled to receive any award in connection therewith. The Base Rent shall be reduced proportionately in accordance with the reduction in the square foot area of the Premises following the Condemnation. Landlord shall be entitled to receive the entire award in any Condemnation proceeding relating to the Premises, except that Tenant may assert a separate claim to an award for its moving expenses and for trade fixtures and personal property installed by Tenant at its expense. It is understood that Tenant shall have no claim against Landlord for the value of the unexpired Term of this Lease or any options granted under this Lease. No temporary taking shall cause a termination of this Lease, but Tenant shall continue the payment of rent and other sums hereunder without reduction and be entitled to receive any award for such taking paid during the term hereof, provided that any payment that covers a period after this Lease is no longer in effect shall belong to Landlord.

          21. Surrender of Premises. Upon termination of the Lease, Tenant shall surrender the Premises to Landlord broom clean, and in good order and condition, except for ordinary wear and tear, and damage by casualty which Tenant was not obligated to remedy under Section 19. Tenant shall remove its machinery and equipment and repair any damage to the Premises caused by such removal. Tenant shall not remove any power wiring or power panels, lighting or lighting fixtures, wall coverings, blinds or other window coverings, carpets or other floor coverings, heaters or air conditioners or fencing or gates, except if installed by Tenant and required by Landlord to be removed from the Premises. All personal property of Tenant remaining on the Premises after Tenants removal shall be deemed abandoned and at Landlord#s election may either be retained by Landlord or may be removed from the Premises at Tenants expense, including the reasonable out-of-pocket cost of repairing any damage to the Premises caused by such removal.

          22. Holdover. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises, as set forth in Article 21 hereof, will be extremely substantial, will exceed the amount of the monthly rent theretofore payable hereunder, and will be impossible to accurately measure. Therefore, in the event Tenant remains in possession of the Premises after the expiration of the term of this Lease (the “Holdover Period”), Tenant shall pay to Landlord a rental for the Holdover Period at the rate of 150% of (i) the annual rent payable during the last lease year of the term on a per diem basis, plus 100% of (ii) all items of additional rent and other charges with respect to the Premises payable by Tenant. Nothing herein contained shall be deemed to give Tenant any right to remain in possession of the Premises after the expiration of the Term of this Lease. The sum due to Landlord hereunder shall be payable by Tenant upon demand. The provisions of this Article 22 shall survive the expiration of this Lease.

          23. Events of Default; Remedies. (a) Tenant shall be in default upon the occurrence of one or more of the following events (an “Event of Default”): (i) Tenant fails to pay rent or any other sum of money required to be paid by Tenant hereunder within ten (10) days after written notice from Landlord that such amount was due and remains unpaid; (ii) Tenant fails to perform any of Tenant’s non-monetary obligations under this Lease within thirty (30) days after written notice thereof from Landlord (provided that if more than thirty (30) days are required to complete such performance, Tenant shall not be in default if Tenant promptly commences such performance within such thirty (30) day period and thereafter diligently pursues its completion); (iii) Tenant makes an assignment for the benefit of creditors, or if a petition for adjudication of bankruptcy or for reorganization is filed by or against Tenant and if filed against Tenant and without its consent or permission, is not dismissed within thirty (30) days, or if a receiver or trustee is appointed for a substantial part of Tenant’s property and if such receiver is appointed without Tenant’s consent or permission, such appointment is not vacated within thirty (30) days.

          (b) On the occurrence of an Event of Default, without limiting any other right or remedy Landlord may have, without notice or demand, Landlord may:

               (i) Terminate this Lease and Tenant’s right to possession of the Premises by summary dispossession proceeding or other appropriate judicial action, in which event Tenant shall immediately surrender possession of the Premises to Landlord in accordance with Article 21 of this Lease. Landlord may thereupon occupy the Premises or cause the Premises to be redecorated, altered, divided, consolidated with other adjoining property, or otherwise prepared for reletting, and may relet the Premises or any part thereof for a term or terms to expire prior to, at the same time or subsequent to the original Expiration Date, at such rent and upon such other conditions, which may include concessions or free rent periods, as Landlord, in its reasonable discretion, may determine, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability. In the event of a reletting by Landlord, Landlord shall receive the rent therefor, applying the sums received first to the payment of such expenses as Landlord may have incurred in connection with the recovery of possession, preparing for reletting and the reletting itself, including brokerage and attorneys fees, and then to the payment of damages in amounts equal to the rent hereunder and to the cost and expense of performance of the other covenants of Tenant under this Lease. Tenant agrees to pay to Landlord damages equal to the rent and other sums payable by Tenant under this Lease for the period which would otherwise have constituted the unexpired portion of the term, reduced by the net proceeds of the reletting, if any, collected by Landlord as ascertained from time to time. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents exceed the rental reserved in this Lease. Landlord shall use reasonable efforts to mitigate its damages in the event Tenant is in default under this Lease.

               (ii) Permit Tenant to remain in possession of the Premises, in which event this Lease shall continue in effect. Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to receive the rent as it becomes due under this Lease.

               (iii) Pursue any other remedy now or hereafter available under the laws of the jurisdiction in which the Premises is located.

          (c) The remedies available to Landlord herein specified are cumulative, are not intended to be exclusive and shall not preclude Landlord from exercising any other remedy or means of redress to which Landlord may be lawfully entitled. In addition to other remedies provided in this Lease, Landlord shall be entitled to restraint by injunction of any violation or threatened violation by Tenant of any of the provisions of this Lease. Landlord’s exercise of any right or remedy shall not prevent Landlord from exercising any other right or remedy.

          (d) In the event Landlord is the prevailing party in any litigation, Tenant agrees to pay, as additional rent, all attorneys’ fees and other expenses incurred by Landlord in the enforcement of any of the agreements or obligations of Tenant under this Lease.

          24. Service Fee; Interest; Legal Fees.

     Service Fee; Interest. (a) Tenant’s failure to pay promptly Base Rent, additional rent or make other payments required under this Lease may cause Landlord to incur unanticipated costs which are impractical to ascertain. Therefore, if Landlord does not receive any payment of Annual Rent, Additional Rent or other sum due from Tenant to Landlord within ten (10) days after it becomes due, Tenant shall pay Landlord, as additional rent, a service fee equal to five (5%) percent of the overdue amount (“Service Fee”).

          (b) Any amount owed by Tenant to Landlord which is not paid when due shall bear interest at a rate equal to the lesser of (i) the maximum legal rate of interest allowed by law or (ii) two (2) percentage points over the per annum prime or base rate (the “Prime Rate”) announced from time to time by Citibank, N.A., which interest shall be deemed Additional Rent hereunder, payable upon demand by Landlord, commencing thirty (30) days after the due date of such amount. The payment of Default Interest on such amounts shall not extend the due date of any amount owed. Notwithstanding anything to the contrary contained in this Section 24, Landlord shall not assess a Service Fee or Default Interest as set forth in this Section for the first failure by Tenant to timely pay the Base Rent or Additional Rent in any consecutive twelve (12) month period provided that such payment is made by Tenant to Landlord no later than ten (10) days after notice from Landlord to Tenant of such delinquency.

          25. Indemnification. (a) Tenant shall indemnify and hold harmless Landlord, Landlord’s managing agent from and against all liability, claims or costs, including legal fees and disbursements, arising from (i) Tenant’s use of the Premises; (ii) any breach of this Lease by Tenant; (iii) any other act, omission or negligence of Tenant, its contractors, licensees, agents, servants, employees, invitees or visitors; or (iv) any injury to person or damage to property occurring within the Premises, except to the extent caused by the negligent acts or willful misconduct of Landlord. Tenant shall defend Landlord against any such claim of a third party, with counsel reasonably acceptable to Landlord.

          (b) Landlord shall indemnify and hold harmless Tenant from and against all liability, claims or costs, including legal fees and disbursements, arising from (i) any breach of this Lease by Landlord or (ii) any negligent act or willful misconduct of Landlord, its contractors, agents, or employees, except to the extent such claims or costs are caused by the negligence or willful misconduct of Tenant. Landlord shall defend Tenant against any such claim of a third party, with counsel reasonably acceptable to Tenant.

          (c) The provisions of this Article 25 shall survive the expiration or earlier termination of this Lease.

          26. Landlord’s Right to Cure Tenant’s Default. If Tenant fails to make any payment or perform any act on its part to be made or performed beyond any applicable notice and cure period provide herein, then Landlord, without waiving or releasing Tenant from such obligation, may make such payment or perform such act on Tenant’s part, and the reasonable out-of-pocket costs incurred by Landlord in connection with such payment or performance, together with Default Interest thereon, shall be paid by Tenant to Landlord within thirty (30) days of invoicing by Landlord as additional rent.

          27. Waiver of Liability. Notwithstanding anything in this Lease to the contrary, Tenant acknowledges and agrees that Landlord shall not be liable for any injury or damage to the business, equipment, merchandise or other property of Tenant, resulting from any cause, including, but not limited to: (i) fire, steam, electricity, water, gas or rain; or (ii) leakage, obstruction or other defects of pipes, sprinklers, wires, plumbing, air conditioning, boilers or lighting fixtures.

          28. Force Majeure. If either party is unable to perform any of its obligations due to events beyond such party’s reasonable control, the time provided to such party for performing such obligations shall be extended by a period of time equal to the duration of such events, except for any monetary obligation of either party. Events beyond a party’s reasonable control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, casualty, weather conditions, labor or material shortages, or government regulation or restriction.

          29. Landlord’s Default. In the event (a) Landlord fails to perform or observe any of the covenants of this Lease on Landlord’s part to be performed or observed within thirty (30) days after receiving notice from Tenant thereof (or, if same cannot reasonably be cured within thirty (30) days, if Landlord shall fail to promptly commence and diligently prosecute said cure to completion), or (b) Landlord materially breaches any warranty or representation under this Lease (any of (a) or (b) above being hereinafter referred to as a “Landlord’s Default”), then Tenant, may, in its sole discretion:

          (i) as applicable, perform such obligation(s) of Landlord in accordance with the provisions of this Lease on behalf of, and at the expense of Landlord (provided that if, in Tenant’s reasonable judgment, an emergency (i.e., posing imminent material harm to persons or property or imminent material disruption to the normal conduct of business operations in the Premises) shall exist, Tenant may, at its election, and without prior notice to Landlord, exercise self-help); and/or

          (ii) bring suit for the collection of any amounts for which Landlord is in default, seek injunctive relief, or seek specific performance for any other covenant or agreement of Landlord. In the event that Landlord fails to make such payment when due, it shall bear interest until paid at the Default Interest Rate.

          If Landlord fails to reimburse Tenant under for any costs for the performance of Landlord’s obligations as provided in subparagraph (i) above within 30 days after Landlord’s receipt Tenant’s written demand therefor (and accompanying documentation), Tenant may seek the entry of a judgment against Landlord for the amount thereof, plus interest at the Default Interest Rate and Tenant’s reasonable costs of collection (including reasonable attorney’s fees). If Tenant thereafter obtains a judgment against Landlord from a court of competent jurisdiction, and Landlord does not pay said judgment within ten (10) days of its entry, Tenant shall have the right to offset the amount of such judgment against rent hereunder.

          In addition to the remedies set forth in this Section, Tenant shall have the right to terminate this Lease, provided that: (1) Landlord’s Default materially interferes with the normal conduct of any business operations in the Premises, (2) Landlord’s Default is not reasonably capable of being cured by Tenant, and (3) Tenant gives notice of Landlord’s Default to any mortgagee of whom Landlord shall have previously given Tenant notice (including its address), and such mortgagee shall not have cured Landlord’s Default within ninety (90) days after such notice is given (or, if such default cannot reasonably be cured within ninety (90) days, such Mortgagee fails to promptly commence and diligently prosecute said cure to completion). In the event Tenant exercises its remedy to terminate this Lease, such termination shall constitute Tenant’s exclusive remedy as to Landlord’s Default, except for Landlord’s Default in the reimbursement of Tenant’s Allowance in which event Tenant’s election to exercise its termination right hereunder shall not be to the exclusion of any other remedies available to Tenant.

          30. Landlord’s Liability Limited. There shall be no personal liability of Landlord or any member, partner, manager, stockholder, officer, director or other principal, direct and indirect, comprising Landlord in connection with this Lease. Tenant agrees to look solely to the interest of Landlord in the Project (including, without limitation, all proceeds thereof and all rents to become payable after the date of such default) for the collection of any judgment or other judicial process requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to this Lease or in any way relating to the Premises. No other assets of Landlord or any principal of Landlord shall be subject to levy, execution or other procedures for the satisfaction of Tenant’s remedies. In the event of any sale, conveyance, transfer or assignment of the Project or the Building by any Landlord, said Landlord shall have no further obligations and liabilities arising after said sale, conveyance, transfer or assignment, and the transferee shall be deemed to have assumed the same.

          31. Estoppel Statement; Financial Statement. (a) Upon Landlord’s request, Tenant shall execute, acknowledge and deliver to Landlord and/or Landlord’s Mortgagee a written statement certifying: (i) the Commencement Date; (ii) the Expiration Date; (iii) that this Lease is in full force and effect and unmodified (or if modified, stating the modifications); (iv) the last date of payment of the Base Rent and other charges and the time period covered by each payment; (v) that, to Tenant knowledge, Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating the nature of the default); and (vi) such other matters as may be reasonably required by Landlord or any Landlord’s Mortgagee. Tenant shall deliver such statement to Landlord within ten (10) business days after Landlord’s request. Any such statement may be given to and relied upon by any prospective purchaser or encumbrancer of the Project.

          (b) Upon Tenant’s request, Landlord shall execute, acknowledge and deliver to Tenant a written statement certifying: (i) the Commencement Date; (ii) the Expiration Date; (iii) that this Lease is in full force and effect and unmodified (or if modified, stating the modifications); (iv) the last date of payment of the Base Rent and other charges and the time period covered by each payment; (v) that, to Landlord’s knowledge, Tenant is not in default under this Lease (or, if Tenant is claimed to be in default, stating the nature of the default); and (vi) such other matters as may be reasonably required by Tenant. Landlord shall deliver such statement to Tenant within ten (10) business days after Tenant’s request.

          (c) If Landlord shall be unable to obtain financial information about Tenant through public sources, then, within ten (10) days after Landlord’s request, Tenant shall deliver to Landlord such financial statements as are reasonably required to verify the net worth of Tenant. Any such statement may be given by Landlord to any Landlord’s Mortgagee or prospective encumbrancer of the Project, but otherwise shall be kept confidential by Landlord. Tenant shall represent to Landlord that each such financial statement is a true and accurate statement as of the date of such statement.

          32. Quiet Enjoyment. (a) Landlord covenants that as long as Tenant pays the Base Rent and additional rent and performs its other obligations under this Lease, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the term provided by this Lease, subject to the provisions of this Lease.

          (b) Landlord reserves to itself such access and utility easements over, under and across the Premises as may be required by Landlord from time to time in connection with the ownership, use or operation of any other property of Landlord or any affiliated party of Landlord. No such easement shall materially interfere with Tenant’s use of the Premises, the parking area or any access roadway.

          33. Subordination; Attornment. (a) Subject to the non-disturbance subordination provisions of paragraph (b), this Lease is subject and subordinate to each and every ground lease or mortgage which may now or hereafter encumber the Building or Project, and any renewals, modifications, consolidations, replacements or extensions thereof.

          (b) Landlord agrees to obtain an Non-Disturbance and Attornment Agreement (“NDA”), in a form acceptable to Tenant and any such mortgagee, from all mortgagees of the Project that this Lease and Tenant’s occupancy shall not be disturbed by any mortgage foreclosure action as long as Tenant shall not be in default of its obligations hereunder beyond any applicable notice and cure period. Landlord shall deliver a non-disturbance agreement from any existing mortgagee within thirty (30) days of the execution of this Lease.

          (c) If Landlord’s interest in the Building or Project is acquired by any mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of, or successor to, Landlord’s interest in the Project and recognize such transferee or successor as landlord under this Lease. Such transferee or successor shall not be liable for any act or omission of any prior landlord (except for any default of a continuing nature) or be subject to any offsets or defenses Tenant might have against any prior Landlord other than any offsets or defenses expressly permitted in this Lease, or be bound by any Base Rent which Tenant might have paid for more than the current month to any prior landlord, or be liable for any security deposit under this Lease unless actually transferred to such transferee or successor.

          (d) As long as any superior ground lease (with respect only to the Adjoining

Parking Lot) or mortgage affecting the Project shall exist, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord unless Tenant shall have given written notice of such act or omission to all lessor and mortgagees, and if any such lessor or mortgagee, as the case may be, shall have notified Tenant of its intention to remedy such act or omission, such lessor or mortgagee shall have the right, but not the obligation, to remedy such act or omission within forty-five (45) days after such lessor’s or mortgagee’s receipt of Tenant’s notice.

          (e) The foregoing provisions shall be self-operative and no further instrument or act on the part of Tenant shall be necessary to effect the same. Tenant shall nevertheless sign and deliver any document, in recordable form, necessary or appropriate to evidence the subordination, attornment or agreement above provided.

          34. Brokerage. Each party represents to the other that it did not deal with any real estate broker in connection with this Lease, other than the real estate broker whose identity is set forth in Section 1(h). The commission of such broker shall be paid by the party as set forth in Section 1(h). Each party shall indemnify and hold the other harmless from any claim for a commission or other fee made by any broker with whom the indemnifying party has dealt, other than the broker identified in Section 1(h).

          35. Security Deposit. Upon execution of this Lease, Tenant shall deposit with Landlord the sum set forth in Section (g) as security for the performance by Tenant of its obligations under this Lease (the “Security Deposit”). In lieu of a cash Security Deposit, Tenant shall have the right to post such Security Deposit in the form of a Letter of Credit in such form as may be reasonable acceptable to Landlord. Landlord shall have the right to use the Security Deposit to cure any default of Tenant hereunder, including, but not limited to, payment of Base Rent, additional rent, or other debts of Tenant due Landlord, or repair or restoration of the Premises. If Landlord uses any part of the Security Deposit, Tenant shall restore the Security Deposit to its full amount within thirty (30) days after Landlord’s demand therefor. Provided that no monetary Event of Default has occurred as of the second (2nd) anniversary of the Commencement Date, Landlord shall return any cash Security Deposit to Tenant without interest on the second (2nd) anniversary of the Commencement Date, or if such Security Deposit is in the form of a letter of credit, shall return to Tenant the original letter of credit. If a monetary Event of Default has occurred prior to the second anniversary of the Commencement Date, Landlord shall return any cash Security Deposit to Tenant without interest at such time as a period of two (2) years has elapsed without the occurrence of an Event of Default, or if such Security Deposit is in the form of a letter of credit, shall return to Tenant the original letter of credit. If Tenant shall not be so entitled to the return of the Security Deposit as provided above, then Landlord shall return the Security Deposit to Tenant without interest on the date thirty (30) days after the surrender of the Premises by Tenant. Landlord shall deliver the Security Deposit to the purchaser or other transferee of Landlord’s interest in the Project in the event the Project is sold or otherwise transferred, and upon such transfer Landlord shall be discharged from any further liability with respect to the Security Deposit.

          36. Notices. All notices in connection with this Lease or the Premises shall be in writing and shall be personally delivered, sent by overnight delivery or sent by certified mail, return receipt requested, postage prepaid. Notices to Landlord shall be delivered to the address specified in Section 1(b). Notices to Tenant shall be delivered to the address specified in Section 1(c). All notices shall be effective upon delivery or attempted delivery in accordance with this provision. Either party may change its notice address upon written notice to the other party given in accordance with this provision.

          37. Memorandum of Lease. Tenant shall not record this Lease. However, either Landlord or Tenant may require that a memorandum of this Lease executed by both parties be recorded. Such memorandum shall include such portions of this Lease as either party may reasonably require, but shall not specify the amount of Base Rent payable hereunder.

          38. Improvement Allowance. Prior to commencement of its regular business operations, Tenant shall have the right to make interior and exterior improvements and alterations to the Premises of a nature and design necessary for the improvement of the Premises, excluding

Tenant’s trade fixtures, equipment, furniture and personal property, but including all wiring cabling, telecommunications equipment and back-up generator (the “Tenant’s Work”). Tenant shall not remove the Tenant’s Work at the expiration of the Lease. Prior to commencing such Tenant’s Work, Tenant shall submit plans and specifications therefor in reasonable detail to Landlord for its approval, which approval shall not be unreasonably withheld, condition or delayed. In the event Landlord fails to approve or deny its approval within ten (10) business days after submission by Tenant to Landlord, Tenant shall have the right to thereafter deliver notice to Landlord advising Landlord of its failure to approve or deny the plans and specifications, which notice shall expressly state “IN THE EVENT LANDLORD FAILS TO APPROVE OR DENY ITS APPROVAL TO THE REQUESTED ALTERATIONS WITHIN FIVE (5) BUSINESS DAYS FROM THE DATE OF THIS NOTICE, LANDLORD’S CONSENT SHALL BE DEEMED GRANTED”. In the event that in the event Landlord fails to approve or deny its approval within five days from the date of such notice, Landlord’s approval shall be deemed granted. Tenant shall obtain all necessary governmental consents and permits for the Tenant’s Work. All materials shall be new and both workmanship and materials shall be in good condition and in compliance with applicable laws. Tenant shall comply with the requirements of Section 12 in performing the Tenant’s Work. Landlord shall provide Tenant with an improvement allowance (“Tenant Allowance”) in the amount of up to $7,000,000.00 for the performance the Tenant’s Work. The Tenant Allowance shall be paid by Landlord to Tenant within thirty (30) days following the date that (a) Tenant obtains a certificate of occupancy for Tenant’s Work and (b) Tenant delivers to Landlord of (i) a statement certified by the chief financial officer of Tenant showing in reasonable detail the actual amount spent for the performance of Tenant’s Work; (ii) a description of the work performed; (iii) and a lien waiver from Tenant’s general contractor and all subcontractors having a contract in excess of $100,000.00 (the “Reimbursement Documentation”). If Tenant fails to utilize the entire Tenant Allowance of $7,000,000.00 as of the date that is the earlier (a) sixty (60) days after a final or temporary certificate of occupancy is issued for all of Tenant’s Work or (b) the date Tenant delivers to Landlord the Reimbursement Documentation, then the Base Rent shall be adjusted as set forth in the Rent Rider, but Tenant shall be deemed to have waived any right to utilize the balance of said sum. Tenant shall reimburse Landlord for all reasonable out-of-pocket expenses incurred by Landlord in connection with its review of the detailed plans and specifications. Tenant shall also provide to Landlord for its approval the identity of the contractor and architect Tenant proposes to employ to construct the Tenant’s Work. Tenant agrees that Landlord or its affiliates shall have the right to bid upon the Tenant’s Work, provided that Tenant shall have no obligation to award such bid to Landlord. If Landlord fails to reimburse Tenant under this Section 38 within 30 days after the date on which a certificate of occupancy is issued for Tenant’s Work and Landlord’s receipt Tenant’s documentation as provided in this Section 38, such unpaid amount shall accrue interest at the Default Interest Rate, and in addition to all other remedies which Tenant may have either under this Lease or as permitted at law or in equity, Tenant shall have the right to offset any such unpaid amount and accrued interest against rent hereunder.

          39. Right of First Refusal. Landlord does hereby grant to Tenant a right of first refusal, as more particularly hereinafter defined, during the Term, to purchase the Project from Landlord, such right of first refusal in favor of Tenant shall be conditioned upon this Lease shall then be in good standing and that the Tenant shall not as of the date of exercise by it of the right of first refusal herein granted to it or as of the closing date with respect to the exercise of such right of first refusal then be in material, uncured default of any of its obligations hereunder beyond applicable grace periods and that the Tenant named in Section 1(c) of this Lease shall not have assigned the Lease, except to an Affiliate. Landlord shall, prior to entering into any agreement for the sale of all of Project (Landlord to have no right to sell less than all of the Project so long as Tenant shall have the right of first refusal granted herein), first notify Tenant of all of the terms and conditions pursuant to which Landlord is willing to sell the Project, said notice to be accompanied by a copy of the firm, written offer from a third party pursuant to which the proposed sale is to be made. Upon receipt of such notice, Tenant shall have a period of ten (10) business days from such receipt within which to elect, by notice to Landlord, whether or not to purchase Project upon the same terms and conditions as are set forth in such notice. In the event Tenant fails to notify Landlord of Tenant’s election to purchase as aforesaid within the ten (10) business day period, Tenant shall be deemed to have elected not to purchase Project. In the event that Tenant elects to purchase, Tenant and Landlord shall proceed to close title with respect to Project in accordance with the terms and conditions set forth in the offer annexed to Landlord’s aforesaid notice and on the closing date therein specified (‘time being of the essence”). In the event Tenant elects not to purchase, either by notice to Landlord or by Tenant’s failure to give any notice within the period specified, Tenant shall thereafter have no further right of first refusal with respect to any subsequent transfer, and Landlord shall have the right to sell Project for a purchase price no less than 95% of the purchase price contained in Landlord’s notice and otherwise on substantially the same terms and conditions as set forth in Landlord’s notice free and clear of Tenant’s within defined right of first refusal; provided, however, that if the closing of title to the third party that issued the firm, written offer does not occur within the time period required for closing under Landlord’s notice, as may be reasonably extended, Tenant’s right of first refusal shall be reinstated. Notwithstanding the foregoing, in the event of a transfer of the Project other than pursuant to an arms-length sale to a bona-fide third party that is not an affiliated with Landlord, Tenant’s right of first refusal shall survive such transfer.

          40. Option to Purchase. Provided that this Lease shall then be in good standing and that the Tenant shall not as of the date of exercise by it of the option herein granted to it then be in material, uncured default of any of its obligations hereunder beyond applicable grace periods and that the Tenant named in Section 1(c) of the Lease shall not have assigned the Lease, except to an Affiliate, Landlord does hereby grant to Tenant the right and option to purchase the Project on the Closing Date set forth below for the purchase price set forth below, upon full compliance by Tenant with all of the conditions and requirements set forth in the within Section.

          (a) Conditions of Exercise of Option and Establishment of Closing Date

          The within option shall be exercised, if at all, only in the following manner:

          Tenant shall notify Landlord by certified or registered mail of its intention to exercise the within option, which notice shall be accompanied by Tenant’s check for good funds in the sum of $250,000 (the “Deposit”), which Deposit shall be maintained in an interest bearing account and which Deposit and any interest accrued thereon shall be allowed as a credit to Tenant against the purchase price at closing. Except as otherwise herein provided, said notice must be received by Landlord not earlier than the first day of the eleventh Lease Year of the Term hereof and not later than the later of: (a) the last day of the eleventh Lease Year of the Term hereof or (b) thirty (30) days after Tenant receives notice from Landlord of Tenant’s option right to purchase the Project (“Purchase Option Reminder Notice”). The Purchase Option Reminder Notice may not be sent earlier than thirty days prior to the last day of the eleventh Lease Year of the Term hereof. The last day of the twelfth Lease Year of the Term shall be deemed to be the Closing Date. In the event that the Closing Date shall be a Sunday or a legal holiday, then and in such event the date of closing shall be postponed until the next following business day. The Closing Date and the last date for the exercise of Tenant’s option to purchase hereunder shall each be a “time of essence date”.

          The closing shall take place at the offices of Landlord between 10:00 A.M. and 4:00 P.M. or at such other time and place as shall be mutually satisfactory to the parties. Interest on any institutional mortgage to which the conveyance is subject shall be adjusted and apportioned between the parties as of the date of closing. In the event that the Project shall be subject to the lien of a bona fide first institutional mortgage, the Landlord shall have the right and option to convey the Project subject to the lien of such mortgage, and Tenant shall assume all of the obligations arising under the note or other obligations secured by said mortgage from and after the said closing, and the Tenant shall be allowed a credit in the amount of the then existing unpaid principal balance of such mortgage. Notwithstanding the foregoing, Tenant shall have the right to require the Landlord to deliver the Premises free and clear of any such first institutional mortgage, provided that Tenant shall pay all prepayment premiums charged by such first institutional mortgagee in connection with the prepayment of any such mortgage Landlord shall provide Tenant with copies of the Loan Documents so that Tenant may review same and may confirm the amount of any prepayment premium. At the said closing of title, Landlord shall pay any fee required by the holder of any first institutional mortgage in order to permit the transfer of title to take place.

          Landlord shall furnish and Tenant shall accept at closing, as conclusive evidence of the amount of any transfer fee or prepayment fee set forth therein, a letter or certification from the holder of any mortgage affecting the Project evidencing the amount of the unpaid principal balance and interest thereon, the amount of any fee required to permit the transfer, and the date of maturity thereof and the rate of interest thereon.

     Upon the exercise of the Purchase Option, Tenant shall have a period of thirty (30) days thereafter to confirm all physical, environmental and other matters regarding the Property. Landlord agrees to provide all information and permit all investigations as may be reasonably required by Tenant for the purpose of conducting Tenant’s due diligence investigation, including, but not limited to, all other leases or other occupancy agreements for the Project, all mortgage documents, all environmental reports, structural and other engineering reports relating to the improvements, all plans and surveys, and all existing service agreements. Tenant shall have the right, in Tenant’s sole discretion, to withdraw its exercise of its Purchase Option no later than the thirtieth (30th) day following the date of Tenant’s notice exercising its Purchase Option.

          (b) Documents to be Delivered at Closing:

          Title to the Project shall be conveyed by seller’s Bargain and Sale Deed with covenant against Grantor’s Acts conveying to Tenant the fee simple of the Project free of all encumbrances except:

          (i) those items of exception appearing on the Permitted Title Exceptions Rider; and

          (ii) any institutional mortgage referred to above (and all related loan documentation), subject to which the Landlord has the right to convey title to Tenant; and

          (iii) drainage and utility easements, provided such easement shall not unreasonably interfere with the use and operation of the Project; and

          (iv) liens, encumbrances or title defects imposed or consented to in writing by Tenant.

All of the foregoing items are herein referred to as the Permitted Exceptions.

Additional closing documents include an Affidavit of Title in standard form (subject to the foregoing encumbrances), FIRPTA certificate, assignment of leases, bill of sale, assignment of all zoning and land use approvals, warranties, if any, and other general intangibles relating to the Project, as well as fee title to the portion of the lot upon which the Adjoining Lot Parking Spaces are located or an irrevocable easement upon such lot permitting the exclusive use, of the Adjacent Parking Space.

     The exercise by Tenant of its right to purchase the Project shall not otherwise affect this Lease or the relationship of the parties as Landlord and Tenant hereunder and Tenant shall continue to perform all obligations and to pay all rentals due hereunder until the closing of title. Such relationship shall continue until title to the Project shall have closed and until the full consideration for the purchase price shall have been paid. Tenant shall not in any event be deemed to be a vendee in possession of the Project; nor shall the exercise by Tenant of any such right entitle Tenant to any reduction in Base Rent or additional rent.

          (c) Purchase Price:

          The purchase price to be paid by Tenant to Landlord in connection with the purchase of the Project shall be paid by wire or federal funds or bank check.

          The purchase price shall be the greater of (i) the fair market value of the Project, or (ii) the sum which shall be the greater of (1) $13,000,000.00 or (2) the sum (which sum shall in no event exceed $17,000,000) determined by multiplying the sum of $13,000,000.00 by a fraction, the numerator of which shall consist of the level of the “Index” (s hereinafter defined) existing on the last day of the eleventh Lease Year and the denominator of which shall consist of the level of the

“Index” existing as of the date of execution hereof. The term of the “Index” as employed herein shall mean and shall refer to the Revised Consumer Price Index, All Urban Consumers (CPI-U), for the New York-Northern New Jersey-Long Island, NY-NJ-CT Area, All Items, (1967 = 100) of the U.S. Bureau of Labor Statistics of the U.S. Department of Labor. In the event that the Index is no longer published or issued, such other index as is then generally recognized and accepted as a basis for wage negotiations shall be used and employed in the place and stead thereof. In the event the Index shall hereafter be converted to a different standard reference base or otherwise revised, the determination shall be made with the use of such conversion factor, formula or table for converting the Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice Hall, Inc., or, failing such publication, by any other nationally recognized publisher of similar statistical information.

          The “fair market value of the Project” shall be determined as follows:

     Following receipt by Landlord of Tenant’s notice of Tenant’s exercise of the option to purchase, Landlord shall notify Tenant of the “fair market value” of the Project (including the use of the Adjoining Lot Parking Spaces) as of the Closing Date. The fair market value of the Project shall include the value of all Tenant Work or other Tenant improvements or alterations. If Tenant disagrees with Landlord’s determination, Tenant shall, within thirty (30) days after receipt of Landlord’s determination, notify Landlord that Tenant disputes Landlord’s determination and shall submit to Landlord with such notice Tenant’s good faith determination of the fair market value . In the event Tenant notifies Landlord that Tenant disputes Landlord’s determination, then Landlord and Tenant shall attempt to agree upon the fair market value. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s notice to Landlord disputing Landlord’s determination (“Outside Purchase Option Agreement Date”), then each party shall, within fifteen (15) days of the Outside Purchase Option Agreement Date, mutually agree upon a Qualified Appraiser and each shall submit to such Qualified Appraiser within twenty (20) days of the Outside Purchase Option Agreement Date its sealed final determination of the fair market value (provided that Landlord’s sealed final determination shall in no event be greater than the fair market value set forth in Landlord’s determination, and Tenant’s sealed final determination shall in no event be less than Tenant’s determination as set forth in Tenant’s original notice disputing Landlord’s original determination). Each of the Landlord and Tenant may submit to the independent Qualified Appraiser documentation in support of its determination of fair market value. If the parties are unable to agree upon such independent Qualified Appraiser, either party may request the American Arbitration Association in Somerset, New Jersey, to appoint such independent Qualified Appraiser which request shall be made no later than fifteen (15) days after the Outside Purchase Option Agreement Date. The independent Qualified Appraiser shall, within thirty (30) days of his/her appointment, make a determination of fair market value, which determination shall be binding upon both Landlord and Tenant. The parties shall share equally in the cost of any independent Qualified Appraiser. Both Landlord and Tenant agree to be irrevocably bound by the final decision in arbitration, provided that Tenant have the right to withdraw Tenant’s exercise of its purchase option within ten (10) days of a final determination of the fair market value.

          41. Miscellaneous. (a) The failure of either party to insist on strict performance of any provision of this Lease, or to exercise any right contained herein, shall not be construed as a waiver of such provision or right in any other instance. All amendments to this Lease shall be in writing and signed by both parties. No act or thing done by Landlord, its employees or agents, including the delivery of any keys to such parties, shall be deemed an acceptance of a surrender of this Lease, and no agreement to accept or surrender shall be valid unless signed by Landlord. The receipt by Landlord of any rent with knowledge of a breach of this Lease shall not be deemed a waiver thereof.

          (b) The captions in this Lease are intended to assist the parties in reading this Lease and are not a part of the provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other.

          (c) Landlord and Tenant hereby waive trial by jury in any legal proceeding brought by either of them against the other with respect to any matters arising out of or in any way connected with this Lease or the Premises.

          (d) The laws of the state in which the Project is located shall govern this Lease.

          (e) If Tenant is a corporation, limited liability company or partnership, each person signing this Lease on behalf of Tenant represents that he has full authority to do so and that this Lease binds the corporation, limited liability company or partnership, as the case may be. If Landlord is a corporation, limited liability company or partnership, each person signing this Lease on behalf of Landlord represents that he has full authority to do so and that this Lease binds the corporation, limited liability company or partnership, as the case may be.

          (f) Tenant shall have the exclusive right to use the roof of the Building (subject only to Landlord’s right to access the roof for the performance of Landlord’s obligations hereunder) to erect or place one or more telecommunications dish antenna or similar telecommunications equipment (the “Telecommunications Equipment”) on the roof of the Building, in accordance with the following provisions, which Telecommunications Equipment shall be designed in accordance with the specifications to be provided by Tenant and approved by Landlord with respect to the size, weight, location, screening, mounting and connection of the Telecommunications Equipment, such approval not to be unreasonably withheld, conditioned or delayed, and any rejection by Landlord shall specify its basis for such rejection. Upon approval of Tenant’s plans and specifications, the Telecommunications Equipment shall be installed by Tenant at Tenant’s expense, subject to reasonable supervision by Landlord with respect thereto. Subsequent to the installation of the Telecommunications Equipment, Tenant shall comply with all applicable laws and keep the Premises, Building and Land free and clear from liens arising from or related to Tenant’s installation. Tenant shall be responsible for obtaining any requisite licenses, approvals or permits that may be required for the installation and use of any Telecommunications Equipment and the related support systems or operation of any equipment served thereby. Landlord and Tenant shall each reasonably cooperate with the other in procuring such licenses, approvals and permits. Upon termination or expiration of this Lease, Tenant shall not remove any Telecommunications Equipment installed by it as part of Tenant Work. In the event Tenant elects to remove any Telecommunications Equipment that is not installed as part of Tenant Work, Tenant shall restore any damage caused by such removal. Tenant agrees that any such Telecommunications Equipment shall not be installed in any manner which would void or invalidate any roof warranties or bonds obtained by Landlord with respect to the roof at the Premises. Tenant shall cause the satellite system to be installed by a roofing contractor selected by Tenant and reasonably approved by Landlord, at Tenant’s cost, and in accordance with all applicable laws, rules and regulations. Additionally, Tenant shall defend, indemnify, and hold Landlord harmless from and against any claims, costs or expenses incurred by Landlord as a result of such installation. Tenant shall be solely responsible for all roof leaks caused by the installation and maintenance of the Telecommunications Equipment.

          (g) Subject to compliance with applicable laws, Tenant shall have the right, to install back-up generator(s) for the exclusive use of Tenant (“Tenant’s Generator”) on the Property in such location as may be approved by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned and in accordance with the provisions of this paragraph. Tenant shall furnish detailed plans and specifications for each Tenant’s Generator, the associated fuel tank (which shall be located above-ground) or other fuel supply source required for the operation of Tenant’s Generator (“Tenant’s Tank”) and all wires, lines, pipes conduits and other apparatus in connection with Tenant’s Generator to Landlord for its prior approval, which approval shall not be unreasonably withheld, conditioned, or delayed. Upon approval of Tenant’s plans and specifications, Tenant shall have the right to install Tenant’s Generator and Tenant’s Tank, at Tenant’s expense subject to Landlord’s reasonable supervision. Landlord shall not charge any supervisory fee, review charge or surcharge in connection with this installation. Tenant shall comply with all applicable laws in connection with the installation and maintenance of Tenant’s Generator, Tenant’s Tank and all lines, wiring, pipes, conduits, other apparatus in connection therewith and Tenant shall keep the Premises, Building and Land free and clear from liens arising from or related to the installation, maintenance and repair thereof. In all other cases, Tenant shall be responsible for procuring whatever approvals, licenses or permits may be required for the installation and use of Tenant’s Generator and the related support systems or operation of any equipment served thereby. Landlord agrees that, at no cost to Landlord, it shall cooperate with Tenant in Tenant’s pursuit of any such approvals, licenses, or permits, which cooperation shall include executing any necessary owner’s consent forms. Upon termination or expiration of this Lease, Tenant shall not remove Tenant’s Generator and any fuel tank. Landlord and Tenant shall cooperate in the design and allocation of routing for any Tenant’s Generator.

          (h) This Lease is binding upon any party who legally acquires any rights or interest in this Lease from Landlord or Tenant; provided, however, Landlord shall have no obligation to Tenant’s successor unless the interest of Tenant’s successor in this Lease is acquired in accordance with Section 18.

          (i) The submission of this Lease to Tenant shall not be deemed to be an offer and shall not bind either party until duly executed by Landlord and Tenant.

          (j) This Lease may be executed in counterparts, and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

          (k) A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not invalidate the remainder of this Lease or such provision, which shall continue to be in effect.

          (l) Tenant shall have the right to the exclusive use of the 400 parking areas, walkways, sidewalks and driveways shown on the Plot Plan Rider, except for those areas designated as “Excepted.”

          (n) This Lease contains the entire agreement between the parties and supercedes all prior understandings, if any, with respect thereto. This Lease shall be construed without any presumption against the party causing this Lease to be drafted.

          (o) Tenant hereby (a) irrevocably consents and submits to the jurisdiction of any Federal, state, county or municipal court sitting in the State of New Jersey in respect to any action or proceeding brought therein by Landlord against Tenant concerning any matters arising out of or in any way relating to this Lease; (b) irrevocably waives personal service of any summons and complaint and consents to the service upon it of process in any such action or proceeding by mailing of such process to Tenant at the address set forth herein; (c) agrees that the laws of the State of New Jersey shall govern in any such action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of New Jersey; and (d) agrees that any final judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Tenant further agrees that any action or proceeding by Tenant against Landlord in respect to any matters arising out of or in any way relating to this Lease shall be brought only in the State of New Jersey.

          (p) Landlord hereby expressly subordinates any lien granted to Landlord, statutory, contractual or otherwise, with respect to Tenant’s personal property, trade fixtures, inventory or stock-in-trade in or on the Demised Premises for non-payment of Base Rent, additional rent, default by Tenant or any other reason whatsoever. Landlord shall reasonably cooperate with any lender of Tenant in executing and delivering such lender’s standard form of Landlord’s subordination of lien.

          (q) Landlord acknowledges that the Adjacent Parking Spaces are located on a parcel adjacent to the Property that is not presently owned by Landlord, but is ground leased to North Jersey Green 502 LLC, an affiliate of Landlord (“Landlord’s Affiliate”), with the option for Landlord’s Affiliate to acquire fee title to the Adjacent Parcel. Landlord has provided to Tenant a true and complete copy of the existing ground lease and option to purchase. Landlord covenants that, prior to the Rent Start Date, Landlord shall either (i) acquire fee title to the Adjacent Parcel, (ii) cause the lease to be assigned from Landlord’s affiliate to Landlord and extend the lease for the

Adjacent Parcel for a term co-terminus with the Term hereof, or (iii) obtain an easement for the exclusive use of the Adjacent Parking Spaces. Notwithstanding anything contained in this Lease, Landlord shall be solely responsible for, and Tenant shall have not obligation to pay or reimburse Landlord for, any ground rent, purchase price, easement consideration or other cost or expense in connection with the acquisition of the Adjacent Parcel or any rights therein. Landlord shall be solely responsible for all costs incurred for the construction of the Additional Parking Spaces and any other improvements constructed by Landlord upon the Adjacent Parcel. In the event Landlord continues to lease the Adjacent Parcel, Landlord shall obtain for the benefit of Tenant a non-disturbance, recognition, and attornment agreement from the owner of the Adjacent Parcel in form reasonably acceptable to Tenant and the fee owner of such lot, pursuant to which Tenant shall continue to maintain its right to the exclusive use of the Adjacent Parking Spaces notwithstanding any default by Landlord under such ground lease or any early termination of such ground lease.

          (r) Landlord covenants that (i) Landlord shall provide Tenant with not less than 40 parking spaces on the Adjacent Lot in a mutually acceptable location reasonably proximate to the Building (which area need not be paved but will have a gravel base if necessary for reasonable use) on or before the date upon which a certificate of occupancy is issued for Tenant’s Work, and (ii) shall substantially complete the Adjacent Parking Space by June 30, 2005. Landlord’s failure to provide the parking by the dates as provided above shall immediately constitute a Landlord’s Default, and shall permit Tenant to immediately avail itself of the remedies as set forth in this Lease upon the occurrence of a Landlord’s Default.

          (s) Tenant shall have the right at any time during the Lease Term in which Tenant leases the entire Building, upon thirty (30) days’ prior written notice to Landlord to elect to furnish any of the services or utilities for the Premises that Landlord is required to furnish pursuant to this Lease for which Tenant is responsible for the cost thereof.

          The riders enumerated in Section 1(i) are attached hereto and made a part of this lease as fully as if set forth herein at length. The terms used in the riders have the same meanings as set forth in the Lease. The provisions of a rider shall prevail over any provisions of this Lease which are inconsistent or conflict with the provisions of the rider.

          (q) Landlord represents to Tenant that:

               (1) Landlord is the record fee owner of the Project, other than the Adjacent Parcel. The Adjacent Parcel is presently leased to Landlord’s Affiliate, and Landlord has the full right and authority to construct the Adjoining Parking Spaces upon the Adjacent Parcel and to grant to Tenant the right to use the Adjoining Parking Spaces on an exclusive basis;

               (2) To the best of Landlord’s knowledge, and in reliance upon the owner’s title insurance policy no. 72107-724083 issued by Chicago Title Insurance Company dated August 2, 2002, a copy of which has been supplied to Tenant, the Property is free and clear of all encumbrances and restrictions, except those described in the Permitted Title Exceptions Rider;

               (3) Landlord and each person executing this Lease on behalf of Landlord (or in any representative capacity) have full right and lawful authority to enter into this Lease;

     IN WITNESS WHEREOF, the parties hereby have duly executed this Lease as of the date set forth in Section 1(a).

LANDLORD:

NORTH JERSEY GREEN 501 LLC
a New Jersey limited liability company

	BY:	North Jersey Green Associates LLC, a New Jersey limited liability company, its Sole Member

		By:	North Jersey Green Pond LLC, a Delaware limited liability company, co-managing member

WITNESS:

/s/ Gladys Spong			By:	/s/ Daniel Cohen

Daniel Cohen, Member

ATTEST:	PARTY CITY CORPORATION

/s/ Joseph J. Zepf	BY:	/s/ Richard H. Griner

The undersigned, as the current lessee of the Adjacent Parcel, hereby executes this Lease to acknowledge and confirm Tenant’s rights hereunder for the exclusive use of the Adjacent Parking Spaces, and shall recognize and be bound by the provisions of Sections 1(d), 39, 40, 41(g) and 41 (h) with respect to the Adjacent Parking Spaces. Landlord’s Affiliate’s obligations hereunder with respect to the Adjacent Parking Spaces shall continue until such time as Landlord’s Affiliate conveys to Landlord its entire interest in the portion of the Adjoining Parcel upon which the Adjacent Parking spaces are located.

NORTH JERSEY GREEN 502 LLC
a New Jersey limited liability company

	BY:	North Jersey Green Associates LLC, a New Jersey limited liability company, its Sole Member

		By:	North Jersey Green Pond LLC, a Delaware limited liability company, co-managing member

WITNESS:

/s/ Gladys Spong			By:	/s/ Daniel Cohen

Daniel Cohen, Member

RENT RIDER

Date of Lease:	September 16, 2004

Landlord:	North Jersey Green 501 LLC

Tenant:	Party City Corporation

          1 Base Rent. The Base Rent payable by Tenant to Landlord during the Term shall be at the annual amounts and for the periods and be payable in the monthly installments as follows:

	Monthly	Annual
Period	Installment	Amount
Lease Years 1-6	$136,978.42	$1,643,741.00
Lease Years 7-12	$145,811.75	$1,749,741.00

          2. Adjustment. The Base Rent set forth herein has been calculated upon the assumption that the Tenant has utilized the full Tenant Allowance of $7,000,000. Prior to the Rent Start Date, Tenant shall deliver to the Landlord a notice of the actual amount of the Tenant Allowance to be utilized by Tenant. If Tenant elects to use less than $7,000,000.00, then the Base Rent shall be adjusted as follows (Tenant hereby acknowledges that, Tenant may only reduce the Tenant Allowance by a number evenly divisable by $100,000.00):

Tenant	Monthly Rent	Yearly Rent
Allowance	Reduction	Reduction
$6,900,000	$980.11	$11,761.36
$6,800,000	$1,960.23	$23,522.71
$6,700,000	$2,940.34	$35,284.07
$6,600,000	$3,920.45	$47,045.43
$6,500,000	$4,900.57	$58,806.78
$6,400,000	$5,880.68	$70,568.14
$6,300,000	$6,860.79	$82,329.50
$6,200,000	$7,840.90	$94,090.86
$6,100,000	$8,821.02	$105,852.21
$6,000,000	$9,801.13	$117,613.57
$5,900,000	$10,781.24	$129,374.93
$5,800,000	$11,761.36	$141,136.28
$5,700,000	$12,741.47	$152,897.64
$5,600,000	$13,721.58	$164,659.00
$5,500,000	$14,701.70	$176,420.35
$5,400,000	$15,681.81	$188,181.71
$5,300,000	$16,661.92	$199,943.07
$5,200,000	$17,642.04	$211,704.42
$5,100,000	$18,622.15	$223,465.78
$5,000,000	$19,602.26	$235,227.14
$4,900,000	$20,582.37	$246,988.50
$4,800,000	$21,562.49	$258,749.85
$4,700,000	$22,542.60	$270,511.21
$4,600,000	$23,522.71	$282,272.57
$4,500,000	$24,502.83	$294,033.92
$4,400,000	$25,482.94	$305,795.28
$4,300,000	$26,463.05	$317,556.64

Tenant	Monthly Rent	Yearly Rent
Allowance	Reduction	Reduction
$4,200,000	$27,443.17	$329,317.99
$4,100,000	$28,423.28	$341,079.35
$4,000,000	$29,403.39	$352,840.71
$3,900,000	$30,383.51	$364,602.06
$3,800,000	$31,363.62	$376,363.42
$3,700,000	$32,343.73	$388,124.78
$3,600,000	$33,323.84	$399,886.14
$3,500,000	$34,303.96	$411,647.49
$3,400,000	$35,284.07	$423,408.85
$3,300,000	$36,264.18	$435,170.21
$3,200,000	$37,244.30	$446,931.56
$3,100,000	$38,224.41	$458,692.92
$3,000,000	$39,204.52	$470,454.28

     Landlord and Tenant shall execute an agreement which shall confirm any such reduction in the Base Rent.

Initials:

Landlord

Tenant

EXTENSION OPTIONS RIDER

Date of Lease:	September 16, 2004

Landlord:	North Jersey Green 501 LLC
Tenant:	Party City Corporation
Premises:	Portion of 25 Green Pond Road, Rockaway, New Jersey

          1. Grant of Options. Subject to the provisions of Section 3 of this Rider, Landlord hereby grants to Tenant option(s) (each such option is referred to as the “Option”) to extend the Term following the expiration of the original term hereof (the “Initial Term”) for two (2) additional term(s) of five (5) years each (each such additional term is hereinafter referred to as the “Extension Term”).

          2. Exercise of Options. Each Option shall be exercised only by written notice (the “Extension Notice”) delivered to Landlord in accordance with Section 36 of the Lease no later than the later of: (a) twelve (12) months prior to the expiration of the Term then in effect; or (b) five (5) business days after Tenant receives notice from Landlord of Tenant’s right to extend the Term (“Renewal Reminder Notice”). The Renewal Reminder Notice applicable to each of the two- five (5) year extension periods may not be sent earlier than thirteen (13) months before what would otherwise be the last day of the otherwise expiring Term. If Tenant fails to deliver any Extension Notice within the specified time period, the Option related thereto and any succeeding Options (if any) shall lapse, and Tenant shall have not further right to extend the Term.

          3. Conditions Precedent to Options. Each Option shall be exercisable by Tenant and the Lease shall continue for the Extension Term on all of the following conditions:

          (a) At the time Landlord receives the Extension Notice, Tenant shall not be in default under any of the provisions of the Lease, beyond any applicable notice and grace period.

          (b) At the time Landlord receives the Extension Notice, the Tenant named in Section 1(c) of the Lease shall not have assigned the Lease, except as permitted in Section 18(a) of the Lease.

          (c) With respect to any Option for an Extension Term following the first Extension Term, Tenant shall have theretofore timely expressed all prior Options.

          4. Extension Term Provisions. Each Extension Term shall be on all of the same terms and conditions set forth in the Lease and applicable to the Initial Term, except the Base Rent payable by Tenant during a particular Extension Term shall be equal to the greater of (i) the Base Rent immediately prior to the Extension Term or (ii) ninety-five (95%) percent of the fair market rental for the Premises, as of the date which is two hundred seventy (270) days prior to the commencement of such Extension Term. At least two hundred ten (210) days prior to the commencement of the applicable Extension Term, Landlord shall notify Tenant of the Base Rent to be charged during that Extension Term, based upon the fair market rental as calculated below. All provisions for the payment of Additional Rent shall continue to apply without limitation except as otherwise provided.

          The “fair market rental value” shall be determined as follows:

          Following receipt by Landlord of Tenant’s notice of Tenant’s exercise of the option to extend for such Extension Term, Landlord shall notify Tenant of the “fair market rental value” of the Premises as of the New Rental Valuation Date. The parties agree that fair market value shall be determined by taking into account the Tenant Work or any other improvements made by Tenant to the Premises, and that there shall be no break in the rent stream for lease-up time, construction time, free rent or other lease procurement costs, and shall otherwise take into account all other matters relevant to the leasing of the Premises, including the net nature of the Lease. If Tenant disagrees with Landlord’s determination, Tenant shall, within thirty (30) days after receipt of Landlord’s determination, notify Landlord that Tenant disputes Landlord’s determination and shall submit to Landlord with such notice Tenant’s good faith determination of the fair market rental value and the annual Base Rent. In the event Tenant notifies Landlord that Tenant disputes Landlord’s determination, then Landlord and Tenant shall attempt to agree upon the fair market rental value. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s notice to Landlord disputing Landlord’s determination (“Outside Renewal Agreement Date”), then each party shall, within fifteen (15) days of the Outside Renewal Agreement Date, mutually agree upon an appraiser who is a member of the Appraisal Institute and who has at least five (5) years experience in the appraisal of office buildings in the Morris County, New Jersey area (“Qualified Appraiser”) and each shall submit to such Qualified Appraiser within twenty (20) days of the Outside Renewal Agreement Date its sealed final determination of the fair market rent (provided that Landlord’s sealed final determination shall in no event be greater than the rental set forth in Landlord’s determination, and Tenant’s sealed final determination shall in no event be less than Tenant’s determination as set forth in Tenant’s original notice disputing Landlord’s original determination). Each of the Landlord and Tenant may submit to the independent Qualified Appraiser documentation in support of its determination of fair market rent. If the parties are unable to agree upon such independent Qualified Appraiser, either party may request the American Arbitration Association in Somerset, New Jersey, to appoint such independent Qualified Appraiser which request shall be made no later than fifteen (15) days after the Outside Renewal Agreement Date. The independent Qualified Appraiser shall, within thirty (30) days of his/her appointment, determine the fair market rent, which determination shall be binding upon both Landlord and Tenant. The parties shall share equally in the cost of any independent Qualified Appraiser. Both Landlord and Tenant agree to be irrevocably bound by the final decision in arbitration, provided that Tenant have the right to withdraw Tenant’s exercise of its option to renew within ten (10) days of a final determination of the fair market rent.

          All provisions for the payment of Additional Rent shall continue to apply without limitation except as otherwise provided. The Extension Term shall, upon the commencement thereof, be deemed a part of the term of this Lease. Notwithstanding anything to the contrary herein, Tenant shall have no further right to renew or extend the term of this Lease upon the expiration of the second Extension Term.

Initials:

Landlord

Tenant

RIGHT OF FIRST OFFER RIDER

Date of Lease:	September 16, 2004

Landlord:	North Jersey Green 501 LLC
Tenant:	Party City Corporation
Premises:	Portion of 25 Green Pond Road, Rockaway, New Jersey

     Provided no Event of Default remains uncured at the time, Landlord grants to Tenant the right to lease any space in the Building (the “First Offer Space”) if such space becomes available during the Term hereof (which shall not apply to the initial leasing thereof provide Landlord enters into a lease for such space within six (6) months of the date hereof), upon the following terms and conditions:

          (i) Landlord shall provide Tenant with written notice (“Landlord’s Notice”) of the availability of the First Offer Space, specifying the terms and conditions upon which Landlord will offer the First Offer Space to Tenant. Tenant shall have the right, by furnishing Landlord with written notice of its election (“Tenant’s Notice”), to lease the First Offer Space, which Tenant’s Notice shall be received by Landlord no later than fifteen (15) days after Tenant’s receipt of Landlord’s Notice of the availability of the First Offer Space. The failure by Tenant to furnish Tenant’s Notice to Landlord in a timely manner as provided above shall constitute a waiver by Tenant of all of Tenant’s rights under this Rider for such space set forth in Landlord’s Notice, and shall release Landlord from any further obligation to offer to Tenant the First Offer Space described in Landlord’s Notice (unless Landlord has not entered into a lease for such space within six (6) months of the date of Landlord’s Notice, or such space again become vacant after the next leasing thereof, at which time the provisions of this Rider shall again apply), and Tenant shall have no further right to the leasing of such space, except as expressly provided in this Rider. In the event Tenant timely delivers written notice to Landlord of its election to lease the First Offer Space, described in the written notice delivered to Tenant Landlord and Tenant shall, within ten (10) days after receipt of Tenant’s Notice, enter into an amendment of this Lease, providing for those terms and conditions as set forth in Landlord’s offer; provided that the term for such First Offer Space shall be co-terminus with the Term hereof, and such First Offer Space shall be included as part of the Premises for the purpose of exercise the renewal options hereunder. In the event that Tenant elects not to exercise its Right of First Offer for the First Offer Space, Landlord shall be entitled to market and lease the First Offer Space to other parties provided Landlord shall not have the right to lease the First Offer Space for a base rent of less than ninety-five (95%) percent of the base rent quoted to Tenant in Landlord’s Notice (without again providing Tenant with Landlord’s Notice, revised to reflect the revised terms upon which Landlord is willing to lease the First Offer Space (the “Revised Notice”). Thereafter Tenant shall have a period of five (5) business days from the receipt of the Revised Notice to furnish Landlord with written notice of its election to lease the First Offer Space on such terms and conditions as set forth in the Revised Notice, which period shall be deemed time of the essence. In the event that Tenant elects not to exercise its Right of First Offer for the First Offer Space within the time period provided above, Landlord shall be entitled to market and lease the First Offer Space to other parties, provided Landlord shall not have the right to lease the First Offer Space at a base rent of less than ninety-five (95%) percent of the base rent quoted to Tenant in Landlord’s Revised Notice without again offering the First Offer Space to Tenant pursuant to the above provisions.